Exhibit 99.1

For Release: May 4, 2005	For Further Information:
Steven R. Lewis, President & CEO
(330) 373-1221

First Place Financial Corp. Names New Chief Financial Officer

Warren, Ohio, May 4, 2005 - First Place Financial Corp., (NASDAQ: FPFC) has announced the appointment of Paul S. Musgrove, CGA (Certified General Accountant) to the position of Chief Financial Officer for First Place Financial Corp. and Corporate Executive Vice President - Chief Financial Officer for First Place Bank. Mr. Musgrove will be responsible for providing financial leadership for all areas of the company, including treasury functions, financial reporting and financial planning and analysis.

“We are pleased to have Paul join our senior team, his financial management experience and expertise with institutions comparable in size and larger than First Place will be valuable as we continue to grow,” said Steven R. Lewis.

Mr. Musgrove has over 12 years of extensive financial banking experience including multi-billion dollar institutions. Prior to joining the company, Musgrove served in senior level financial positions at Ohio Savings Bank and RBC Centura Bank. Mr. Musgrove received his undergraduate degree and a Master in Business Administration from Concordia University, Montreal.

About First Place Financial Corp.

First Place Financial Corp., a $2.5 billion financial services holding company based in Warren, Ohio, is the largest publicly traded thrift headquartered in Ohio. First Place Financial Corp. includes First Place Bank, with 22 retail locations, 2 business financial service centers and 11 loan production offices; Franklin Bank, a division of First Place Bank with 5 retail locations and 4 loan production offices; First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialists in wealth management services for businesses and consumers. Additional information about First Place Financial Corp. may be found on the Company’s web site: www.firstplace.net.